UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Trans World Entertainment Corporation

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, June 27, 2018, at 10:00 A.M., EDT
Place	Trans World Entertainment Corporation 38 Corporate Circle Albany, NY 12203
Items of Business	(1)	To elect eight Directors to serve one year terms and until their successors are chosen and qualified;
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019;
	(3)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Record Date	Shareholders of record as of May 11, 2018 are eligible to vote.
Proxy Voting

A proxy and return envelope, not requiring postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum is present at the annual meeting and save the Company expense.

By order of the Board of Directors,

Edwin J. Sapienza, Secretary

May 30, 2018

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 27, 2018 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 30, 2018.

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/TWEC.

VOTING SECURITIES

The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 11, 2018, the record date, 36,212,570 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Computershare appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to a proxy to vote on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial shareholder does not vote on a particular proposal because it has not received instructions from the beneficial shareholder and the bank or broker does not have, or chooses not to exercise, discretionary voting power for that particular item.

If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee may vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals without a voting registration card, brokers cannot vote on “non-routine” proposals. Under these rules, “Item 1—Election of Directors” is considered a “non-routine” proposal and “Item 2—Ratification of Independent Registered Public Accounting Firm” is considered a “routine” proposal. We are subject to these rules even though shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will not be counted for determining the outcome of those proposals. Shares for which broker non-votes occur are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Pursuant to the Company’s By-Laws, “Item 1—Election of Directors” election of the nominees will be determined by the affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy on the proposal. With respect to the election of directors, votes may be cast “for” all nominees, “withheld” from all nominees, or “withheld” specifically from identified nominees. “Item 2—Ratification of Independent Registered Public Accounting Firm” will be determined by the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy on the proposal. With respect to the ratification of the Company’s independent registered public accounting firm, votes may be cast “for” the independent registered public accounting firm, “against” the independent registered public accounting firm, or shareholders may abstain from voting on the appointment of the independent registered public accounting firm.

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. If any other matters shall properly come before the annual meeting or any adjournments or postponements of the annual meeting and shall be voted on, properly executed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise use their judgment.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. However, if you hold any shares of Common Stock in “street name” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.

The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2017 Annual Report to Shareholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

PRINCIPAL SHAREHOLDERS

The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 11, 2018, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Robert J. Higgins TWMC Trust	14,279,715	(1)	39.4%
38 Corporate Circle Albany, New York 12203
Neil S. Subin	6,803,366	(2)	18.8%
3300 South Dixie Highway, Suite 1-365 West Palm Beach, 33405
Dimensional Fund Advisors LP	2,470,397	(3)	6.8%
Building One 6300 Bee Cave Road Austin, TX 78746
Josh Neblett	1,933,513	(4)	5.3%
38 Corporate Circle Albany, NY 12033
Nantahala Capital Management, LLC	1,813,149	(5)	5.0%
19 Old Kings Highway Darien, CT 06800

(1)	Based on Form 5, filed February 21, 2017, by The Robert J Higgins TWMC Trust.

(2)	Based on Form 13G, filed January 23, 2018, by Neil S. Subin.

(3)	Based on Form 13G/A, filed February 9, 2018, by Dimensional Fund Advisors LP.

(4)	Based on Form 5, filed February 26, 2018, by Mr. Neblett. Includes 360,961 shares owned by the wife of Josh Neblett.

(5)	Based on Form 13G/A, filed February 14, 2018 by Nantahala Capital Management, LLC.

Item 1. Election of Directors

The Board of Directors (also referred to herein as the “Board”) has nominated eight candidates for election as directors to hold office (subject to the Company’s By-Laws) for a one-year term expiring at the 2019 annual meeting of shareholders and until their successors have been elected and qualified.

The nominees will be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy on the proposal.

If the nominees listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee who may be selected by the Nominating and Corporate Governance Committee of the Board prior to or at the Annual Meeting or, if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

The biographies of each of the Directors contain applicable information regarding the person’s service as a director, business and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its Directors, considered as a group, should provide the Company and Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities.

Nominees for Election as Directors

Michael Feurer has been Chief Executive Officer of the Company since October 2014 and a Director since January 2016. Mr. Feurer most recently served as Chief Executive Officer and

President of Vanity Stores from 2012 to 2014. Mr. Feurer’s prior experience includes nine years, from 2001 through 2010, at Coldwater Creek in various positions, including Senior Vice President Merchandising and Merchandise Operations and President, Strategic New Concepts. He also spent nine years at the Gap where he was responsible for Market Planning and Planning and Allocation for their Canadian, European, and Japanese markets. Mr. Feurer has extensive international and domestic retail experience gained through his positions at Coldwater Creek and Gap Inc., combined with the leadership skills developed as the Chief Executive Officer at Vanity Stores.

James J. Barba has been president and chief executive officer of Albany Medical Center (“Albany Med”), the only academic health sciences center in northeastern New York, since 1995. He also served as the chairman of the board of directors of Albany Med from 1994-2006. He has served on numerous special commissions and councils by gubernatorial appointment and at the request of his peers, including the board of directors of the Health Care Association of New York State. Mr. Barba has also served on the boards of numerous organizations—particularly those related to regional economic development, including the Center for Economic Growth and the Albany-Colonie Regional Chamber of Commerce, which he chaired. He currently serves as the council’s co-chair. He also serves on the board of directors of Park Playhouse, a free summer theater in Albany Med’s neighborhood. Mr. Barba has extensive executive leadership experience, with and expertise in strategic planning. Mr. Barba is a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder.

Robert Galvin, has been the principal of Galvin Consulting since January 2014. Mr. Galvin served as the Chief Executive Officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the President of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the Chief Operating Officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin has served on the board of Big 5 Sporting Goods Corporation since July 2015, bebe stores, inc. since November 2014, and Cherokee Inc. since June 2012. Mr. Galvin brings an extensive knowledge of the retail industry and management experience, gained through his service as Chief Executive Officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Martin Hanaka, has been the Operating Chairman at Rens PetsDepot since August 2016. Previously, Mr. Hanaka served as Operating Partner at Highland Consumer Fund from August 2014 to August 2016 and as the Interim Chief Executive Officer and a Director of Guitar Center, Inc. from January 2013 to April 2013. Previously, Mr. Hanaka served as the Chairman of Golfsmith International Holdings, Inc. from April 2007 to November 2012 and was the Chief Executive Officer from June 2008 to November 2012. From September 1998 to August 2003, Mr. Hanaka served as the Chief Executive Officer of The Sports Authority Inc. and served as Chairman from November 1999 through June 2004. From August 1994 to October 1997, he served as the President and Chief Operating Officer of Staples Inc. and served as a member of the Board of Directors. He has served on a dozen public and private boards of directors, including the Company’s from 1998 through 2009. In addition to significant experience providing oversight as a director in various capacities, Mr. Hanaka contributes substantial experience in the retail sector.

Robert E. Marks has been the President of Marks Ventures, LLC, a private equity investment firm, since 1994. Mr. Marks is currently a director of Terra Income Fund 6 and Denny’s Corporation (“Denny’s”) and served as Chairman of the Board of Directors of Denny’s from 2004 to 2006; a member of the Board of Trustees of the Greenwich, Connecticut Public Library, and a member of the Board of Trustees of The International Rescue Committee. Mr. Marks has extensive finance, investment and executive compensation experience to share with the Board.

Michael Nahl is the retired Executive Vice President and Chief Financial Officer of Albany International Corp. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl has been

Chairman of the Board of Lindsay Corporation since January 2015 and was a member of JPMorgan Chase and Company’s Regional Advisory Board from 1996 through 2010. Mr. Nahl has broad and extensive knowledge on accounting, disclosure, risk management, auditing and finance matters, as well as operational and strategic experience to share with our Board.

W. Michael Reickert, has been the managing member of Independent Family Office, LLC since 2005. Prior to founding Independent Family Office in 2005, Mr. Reickert was employed by The Ayco Company, LP. from 1986 to 2004 in various positions, including Executive Vice President. Mr. Reickert currently serves on the board of Albany Medical Center since 2011. Mr. Reickert provides the Board with financial and investment expertise. Mr. Reickert is a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder, and is also trustee of various other trusts.

Michael B. Solow is a partner with Arnold & Porter Kaye Scholer LLP. Prior to its merger with Arnold and Porter LLP in 2016, Mr. Solow was the Co-Chairman and Managing Partner of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and was a member of the firm’s Executive Committee. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter, a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc. Mr. Solow provides the Board with extensive legal and management experience, particularly his expertise in corporate finance and his experience in law firm management.

Executive Officers

The Company’s executive officers (other than Mr. Michael Feurer whose biographical information is included under “Item 1—Election of Directors” herein) are identified below.

John Anderson has been Chief Financial Officer of the Company since February 2013. Prior to being named Chief Financial Officer, Mr. Anderson was Acting Chief Financial Officer beginning July 2012. Prior to that, Mr. Anderson served in positions of increasing responsibility at Trans World for over 18 years, most recently serving as Controller from September 2006 to July 2012.

Bruce J. Eisenberg has been Executive Vice President of Real Estate since May 2001. He joined the Company in August of 1993 as Vice President of Real Estate and was named Senior Vice President of Real Estate in May 1995. Prior to joining the Company, Mr. Eisenberg was responsible for leasing, finance and construction of new regional mall development at The Pyramid Companies.

EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of May 11, 2018, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership		Shares that may be acquired within 60 days of May 11, 2018	Total Shares Beneficially Owned	Percent of Class
Michael B. Solow	Chairman of the Board	59	1999	16,294		12,408	28,702	*
Martin Hanaka	Director	69	2013	13,774		15,000	28,774	*
Robert E. Marks	Director	66	2012	35,602		15,000	50,602	*
Michael Nahl	Director	75	2011	13,263		15,000	28,263	*
W. Michael Reickert	Director	54	2016	64,000	(1)	3,750	67,750	*
Michael Feurer	Chief Executive Officer, Director	48	2014	129,785		554,664	684,449	1.9%
John Anderson	Chief Financial Officer	49	2012	—		249,750	249,750	*
Bruce J. Eisenberg	Executive Vice President—Real Estate	58	1995	—		313,500	313,500	*
All Directors and Executive Officers as a group (8 persons)				272,718		1,179,072	1,006,876	3.9%

*	Less than 1% of issued and outstanding Common Stock

(1)	Excludes 14,279,715 shares held in the Robert J Higgins TWMC Trust of which Mr. Reickert is a Trustee.

CORPORATE GOVERNANCE

The Board of Directors

Meetings and Attendance

The Board of Directors held seven meetings during the 2017 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

It is the policy of the Board that all Directors should be present at Company’s Annual Meeting of Shareholders. All of the Directors then in office and standing for election attended the 2017 Annual Meeting of Shareholders.

Board Leadership Structure

The Board does not have a policy regarding whether the roles of the Chairman and Chief Executive Officer should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time. Our current Chairman, Mike Solow, was appointed as non- executive chairman as of April 21, 2017. As non-executive Chairman, Mr. Solow presides at all meetings of stockholders and the Board, as well as all executive sessions of the non-employee directors. We believe the Board leadership structure is appropriate for us at this time.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Company’s officers, employees, Directors and consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any shareholder who requests it in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

Guidelines for Evaluating Independence of Directors

The Board has determined that all of the Directors, other than Mr. Feurer and Mr. Reickert, are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below. The Nominating and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director from being independent.

The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates.

Committees of the Board of Directors

The Audit Committee

The Board of Directors has an Audit Committee whose current members are: Robert Marks (Chairman), Martin Hanaka, and Michael Nahl. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Robert Marks is both independent and qualified as an Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held four meetings during the 2017 fiscal year. The Audit Committee’s responsibilities consist of the selection, appointment and authorization of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

The Compensation Committee

The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Martin Hanaka (Chairman), Michael Nahl and Mike Solow. The Compensation Committee held one meeting during the 2017 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Discussion and Analysis.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix A to the 2016 Proxy Statement.

The Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, consisting solely of independent Directors, whose current members are: Michael Nahl (Chairman), Martin Hanaka, Robert Marks and Michael Solow. The Nominating and Corporate Governance Committee held one meeting during the 2017 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The

Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Appendix B to the 2016 Proxy Statement.

The Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to the Company’s Secretary. See “Submission of Shareholder Proposals” on page 19 of this Proxy Statement. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered, must be received on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Corporate Governance Committee did not receive any nominations from shareholders for the 2018 Annual Meeting.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations (including cybersecurity and data protection), as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and operational (including cybersecurity and data protection) risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communications with the Board of Directors

The Board has established a process for shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Martin Hanaka	111,426	—	—	—	111,426
Robert Marks	123,000	—	—	—	123,000
Michael Nahl	112,926	—	—	—	112,926
W. Michael Reickert	104,500	—	—	—	104,500
Michael B. Solow	147,084	—	—	—	147,084

(1)

Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees and cash received in lieu of Deferred Shares. Fees earned for Mr. Solow reflect an annual retainer of $50,000 for his role as Chairman of the Board.

Cash Compensation. Each Director who is not a salaried employee of the Company receives a $12,500 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Chairman of the Board receives an annual retainer of $50,000. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock in lieu of cash and to make discretionary grants of Common Stock to non-employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

Directors Equity Awards. Currently, each Director is eligible to participate in the Amended and Restated 2005 Long Term Incentive Plan. During the 2017 fiscal year, no options were granted to members of the Board. As of May 11, 2018, Mr. Hanaka, Mr. Nahl, Mr. Reickert and Mr. Marks each held options to purchase 15,000 shares.

An initial grant of 15,000 stock options is made to each new non-employee Director. In addition, on or about May 1 of each year, Directors are entitled to receive grants of deferred shares of Common Stock (“Deferred Shares”) under the Amended and Restated 2005 Long Term Incentive Plan representing $80,000 in market value of Common Stock as of the date of grant. The Deferred Shares vest on the date of grant. By December 31 two years prior to the grant year, each Director must elect to either receive cash in lieu of the Deferred Shares, Common Stock with respect to the Deferred Shares upon grant or to defer the receipt of such Common Stock until such person is no longer a Director, except that a cash election can be made only if the Board member holds 4x the value of the annual retainer ($50,000) in Common Stock, including Deferred Shares, based on the 120 day average closing price as of the prior December 1st. During the 2017 fiscal year, each non-executive Director received cash in lieu of Deferred Shares. The Board of Directors is authorized, in its discretion, to grant additional stock options or Common Stock awards to Directors.

COMPENSATION OVERVIEW

Introduction

This section describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the

“named executive officers” or “NEOs”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

The compensation decisions for the named executive officers relating to fiscal year 2017 took into account the Company’s consolidated financial results. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2017 Annual Report on Form 10-K.

Compensation Objectives and Approach

The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company meeting the financial, operational and strategic objectives that we believe will build value for the Company’s shareholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s regular meeting of each fiscal year occurring in April, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding fiscal year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, the Chief Executive Officer meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed in the April meeting, based on the planned full-year financial results for the Company and its subsidiaries.

The Compensation Committee reviews and approves each element of compensation for the named executive officers. In establishing the levels and components of compensation for the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance of the Company for the year.

Key elements considered in the Compensation Committee’s performance evaluations include corporate performance, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid or the allocation between cash and non cash compensation, and reviews long-term financial performance, as well as financial performance for the previous year. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company and other opportunities potentially available to such officer. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with regular meetings of the Company’s Board of Directors, which provides the Committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

Management meets with members of the Compensation Committee to assist the Committee in making compensation decisions regarding our named executive officers and also to discuss with the Compensation Committee its recommendations for other executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. Specifically, our Chief Executive Officer provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Executive Officer Bonus Plan and The Trans World Entertainment 2005 Long Term Incentive and Share Award Plan (As Amended and Restated on April 5, 2017) (the “2005 Plan”).

Compensation Committee-Assessment of Risk

Each year, the Compensation Committee reviews the Company’s compensation programs to assess risk in the Company’s compensation programs. As part of its consideration, the Committee considers any potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks would be reasonably likely to have a material adverse effect on the Company. The Committee considers all facets of the compensation programs, their underlying assumptions and the objectives those programs were designed to achieve. Some of the factors the Committee considers to minimize potential risks are the balance between cash and stock awards, the various time frames associated with earning of awards (seasonal, annual and multi-year vesting) and the different performance metrics associated with the incentive awards for each of the Company’s businesses and corporate associates. After that review, the Committee has determined that the Company’s compensation programs for fiscal 2017 did not incentivize its associates, including senior executives, to take unnecessary and excessive risks that could jeopardize the future of the Company and would be adverse to the best interests of its shareholders.

The Company has sought to structure its overall compensation program to contain an appropriate mix of long-term and short-term incentives that balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interest of the Company’s shareholders. In particular, equity-based awards are structured to vest generally over a number of years, which encourages employees to focus on long-term results. Moreover, both annual incentive bonus and performance-based equity awards are subject to discretionary reduction if determined appropriate by the Compensation Committee. The Company believes that these factors reduce any incentive that employees may have to take inappropriate risks. Accordingly, the Company believes that its compensation policies and practices encourage and incentivize the employees to improve results in a disciplined, focused manner, with a view toward long-term success.

Cash Compensation

The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such Committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during the 2017 fiscal year are shown in the Summary Compensation Table at page 13.

The annual incentive bonus plan, the results of which are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and, for each officer below the Chief Executive Officer level, bases the target in part on the Chief Executive Officer’s recommendations. At the target level of bonus, the Chief Executive Officer receives 100% of his salary and the other NEOs receive 60% of their salary. For the 2017 fiscal year, the performance goal adopted for annual bonuses was based on achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.6 million or sales of $445.9 million. The Company’s earnings before interest, taxes, depreciation and amortization did not achieve the target threshold, therefore incentives were not earned based on this criteria. The Company’s sales were $442.9 million, which was above the threshold for the minimum payment, therefore, each NEO received his payment for the sales portion of the incentive plan. The Company reserves the right to pay discretionary bonuses to the named executive officers. As such Mr. Feurer and Mr. Anderson were awarded discretionary bonuses of $350,000 and $105,000, respectively related to the acquisition of etailz, Inc.

Share-Based Compensation

The Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our Common Stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value. During fiscal year 2017, the Company granted a total 470,000 time vested options to the named executive officers in recognition of their individual performance in fiscal 2016. In addition, in May of 2016, Mr. Feurer was granted 157,164 time vested options and 55,844 restricted stock units for the achievement of the fiscal 2015 performance target discussed under cash compensation in last year’s proxy.

Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide named executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt their employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plan, are designed to provide a competitive level of retirement income to named executive officers and to reward them for continued service with the Company. The retirement program consists of a supplemental executive retirement plan and the 401(k) plan. Mr. Eisenberg is the only active participant in the supplemental executive retirement plan.

The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. See the Summary Compensation Table for a summary of such benefits.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for each of its “covered employees” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers). Prior to the amendment of Section 162(m) last December, the deductibility of some types of compensation for named executive officers (other than the chief financial officer) depended upon whether the named executive officer’s receipt of compensation was deferred until after the executive terminated employment with the Company or on whether such compensation qualified as “performance-based compensation” under Section 162(m). In general, the exceptions for deferred compensation and performance-based compensation were repealed effective for years beginning after December 31, 2017. The Committee has generally sought to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but it has retained the discretion to approve compensation that is not deductible under Section 162(m). In making future compensation decisions, the Committee intends to take into account any available grandfather provisions under the amendments to Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the success of the Company. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer and two other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Michael Feurer	Chief Executive Officer	2017	700,000	350,000	92,500	111,000	260,890	14,328	1,528,718
		2016	700,000	—	215,000	349,500	—	10,739	1,275,239
John N. Anderson	Chief Financial Officer	2017	350,000	105,000	27,750	88,800	78,267	—	649,817
		2016	350,000	—	—	181,575	—	2,362	533,937
Bruce J. Eisenberg	Executive Vice	2017	425,000	—	—	25,900	95,039	2,403	548,342
	President—Real Estate	2016	425,000	—	—	47,075	—	7,950	480,025

(1)	Salary represents amounts earned during fiscal year.

(2)

Bonus represents the earned bonus for each NEO for fiscal 2017. In addition, the amounts for Mr. Feurer and Mr. Anderson include discretionary bonuses paid in 2017 related to the acquisition of etailz, Inc.

(3)

Amounts represent the grant date fair value, as computed in accordance with Accounting Standards Codification Topic 718, relating to restricted share units awarded to Mr. Feurer and Mr. Anderson during fiscal year 2017 and Mr. Feurer during fiscal year 2016. See Note 10 to the Consolidated Financial Statements in the Company’s 2017 Annual Report on Form 10-K for the assumptions made in determining the value.

(4)

Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to the named executive officer in fiscal years 2017 and 2016. See Note 5 to the Consolidated Financial Statements in the Company’s 2017 Annual Report on Form 10-K for the assumptions made in determining the value.

(5)	Represents annual incentive compensation for each NEO for fiscal 2017.

(6)	Includes the following payments made by the Company to the named executive officers:

Name	Year	Perquisites and Other Personnel Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(K) Plans ($)	Total ($)
Michael Feurer	2017	11,925	—	2,403	14,328
	2016	2,250	—	8,489	10,739
John N. Anderson	2017	—	—	—	—
	2016	—	—	2,362	2,362
Bruce J. Eisenberg	2017	—	—	2,403	2,403
	2016	—	—	7,950	7,950

Employment Agreements

Mr. Feurer

On August 27, 2014, the Company entered into an employment agreement with Mr. Feurer pursuant to which Mr. Feurer serves as the Company’s Chief Executive Officer. Mr. Feurer received an initial base salary of $635,000 (“Base Salary”). His employment is on an at will basis. For fiscal year 2017, Mr. Feurer will be eligible for an annual bonus under the Company’s bonus plan, with a target of 100% of his Base Salary. For future years, his bonus targets will be determined by the Compensation Committee, after consultation with the Executive, in an amount that provides the Executive with an opportunity to earn total compensation at or above a median total compensation benchmark for the Executive’s position as deemed appropriate by the Compensation Committee.

On his start date, Mr. Feurer received a signing bonus of $100,000, a grant of options to purchase 300,000 shares of Company common stock, with an exercise price equal to the closing market price of the Company’s common stock on The NASDAQ Stock Market on the start date (all of which are now vested and exercisable), and an award of 200,000 restricted stock units which vest in four equal installments on each anniversary of the effective date subject to his continued employment on each such date.

Mr. Feurer is eligible to participate in the Company’s group health insurance, group life insurance, and 401(k) plans in accordance with their terms. He was also provided with relocation benefits. Please see the Severance Benefits section below for information on Mr. Feurer’s severance benefits.

Mr. Feurer also agreed to confidentiality and non-compete covenants.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of February 3, 2018.

Name	Grant Date		Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael Feurer	10/13/2014		300,000	—	3.50	10/13/2024	50,000	(3)
	4/14/2016		157,164	—	3.85	4/14/2026	—
	5/6/2016	(2)	25,000	75,000	3.81	5/6/2026	—
	5/1/2017		—	150,000	1.85	5/1/2027	50,000
John N. Anderson	3/1/2011		20,000	—	1.73	3/1/2021	—
	5/7/2012	(1)	20,000	—	2.53	5/7/2022	—
	6/21/2013	(1)	16,000	4,000	4.87	6/21/2023	—
	6/3/2014	(1)	21,000	14,000	3.36	6/21/2023	—
	4/1/2015	(2)	50,000	50,000	3.72	4/1/2026	—
	5/6/2016	(2)	33,750	101,250	3.81	5/6/2026	—
	5/1/2017	(2)	—	120,000	1.85	5/6/2026	15,000
Bruce J. Eisenberg	5/6/2010		200,000	—	2.11	5/6/2020	—
	6/21/2013	(1)	40,000	10,000	4.87	6/21/2023	—
	6/3/2014	(1)	21,000	14,000	3.36	6/21/2023	—
	5/15/2015	(2)	17,500	17,500	3.88	5/15/2025	—
	5/6/2016	(2)	8,750	26,250	3.81	5/6/2026	—
	5/1/2017	(2)	—	35,000	1.85	5/6/2026	—

(1)	Mr. Anderson’s and Mr. Eisenberg’s options vest based on service period with 60% vesting after the third year of service and 20% vesting after the each of fourth and fifth year of service.

(2)	Mr. Feurer’s, Mr. Anderson’s and Mr. Eisenberg’s, options vest based on service period ratably over four years.

(3)	Mr. Feurer’s and Mr. Anderson’s Restricted Stock Units vest ratably over 4 years.

Pension Benefits

The Company maintains a non-qualified Supplemental Executive Retirement Plan (the “SERP”) for certain current and former executive officers of the Company. Mr. Eisenberg is the only one of our NEOs who participates in the SERP. The SERP, which is a nonqualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% upon retirement at age 65 after 20 years of service. The bonus portion of the benefit vests only if the participant is employed until age 65. In addition, the benefits become vested in full upon a change in control of the Company prior to the participant’s termination of employment or a termination of employment due to the participant’s death or disability. Additionally, all benefits under the SERP will be forfeited in the event of any of the following: competitive conduct or solicitation for employment or employment of company employees, in any case during the 5 years following termination or at any time while in receipt of benefits (these restrictions are waived in the event of a change in control); disclosure or use of confidential information; or termination for cause. Payments are made in equal installments over 20 years. The

Company has established a rabbi trust whose purpose is to be a source of funds to pay benefits to participants in the SERP.

Potential Payments Upon Termination or Change of Control

The following table illustrates potential payments upon termination or change of control as of February 3, 2018:

	Voluntary ($)	Involuntary		Death ($)	Disability ($)	Change in Control ($)
		For Cause ($)	W/O Cause ($)
Retirement Benefits(1)	—	—	—	—	—	—
Michael Feurer	—	—	—	—	—	—
John N. Anderson	—	—	—	—	—	—
Bruce Eisenberg	—	—	—	729,063	729,063	729,063
Equity(2)
Michael Feurer	—	—	—	160,000	160,000	160,000
John N. Anderson	—	—	—	24,000	24,000	24,000
Bruce Eisenberg	—	—	—	—	—	—
Severance Benefits
Michael Feurer(3)	—	—	1,050,000	—	—	—
John N. Anderson(4)	—	—	175,000	—	—	—
Bruce Eisenberg(4)	—	—	212,500	—	—	—
Health and Welfare Benefits(7)
Michael Feurer	—	—	34,933	—	—	—
John N. Anderson	—	—	11,644	—	—	—
Bruce Eisenberg	—	—	11,644	—	—	—

(1)

Under provisions of the Trans World Entertainment Supplemental Executive Retirement Plan, a participant would be fully vested in their pension benefit in the event of death, disability or a change in control of the Company. The estimated present value of the accelerated vesting due to the death, disability or change in control provisions as presented are as of February 3, 2018. Additionally, all benefits under the Supplemental Executive Retirement Plan will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause.

(2)	Value as of February 3, 2018 of unvested equity awards. These awards vest pursuant the terms of the 2005 Long Term Incentive Plan and applicable award agreement upon a change of control.

(3)	Severance provisions as provided by Mr. Feurer’s employment agreement, as described below.

(4)	Severance provisions as provided by the Company’s severance guidelines, as described below.

(5)	Anticipated costs of continuing life insurance, disability, medical, dental and hospitalization benefits for estimated severance period.

Severance Benefits

Mr. Feurer

The employment agreement entered into between the Company and Mr. Feurer provides severance benefits upon a termination of employment as described below.

Mr. Feurer’s employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the he will be entitled to receive earned but unpaid base salary and payment for accrued but unused vacation. Mr. Feurer also will be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which Mr. Feurer is a party or in which he is a participant.

In the event of his termination by the Company for any reason other than cause (as defined in the employment agreement), death or disability or by the Mr. Feurer for good reason (as defined in the employment agreement), Mr. Feurer will be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; and (ii) provided he executes a release of claims, continuation of his base salary for 18 months and continuation of medical benefits for up to 18 months.

The Company has severance guidelines that are applicable to Officers, including the named executive officers, who are not party to an employment agreement or an offer letter. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an Officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Senior Vice President level officers.

In addition, unvested equity awards vest upon death, disability or a change of control pursuant to the terms of the 2005 Long Term Incentive Plan and applicable award agreements.

CEO Pay Ratio

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires companies to disclose the pay ratio of their Chief Executive Officer to their median employee. We identified our median employee taking into account all full-time, part-time, seasonal and temporary employees.

To identify the median employee from the Company’s employee population, we compared the amount of salary and wages paid to employees as reflected in payroll records for the 2017 calendar year as reported to the Internal Revenue Service on Form W-2 who were employed on February 3, 2018, excluding Mr. Feurer. We annualized compensation for employees hired in 2017 and employees who took an unpaid leave of absence during the year, but we did not annualize compensation for seasonal or temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The 2017 annual total compensation of our Chief Executive Officer was $1,528,718 million, and the 2017 annual total compensation for the median employee was $17,346. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for fiscal year 2017 is 88.1 to 1. We believe it is noteworthy that given the nature of our business, a significant number of our employees are part-time, seasonal or temporary employees.

RELATED PARTY TRANSACTIONS

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The original distribution center/office facility was occupied in 1985. The Company paid rent under the leases of $1.2 million in fiscal years 2017 and 2016 and $2.1 million in fiscal year 2015.

Sara Neblett, the wife of Josh Neblett, the Chief Executive Officer of etailz, is employed with the Company as the Vice President- Partner Care of etailz. Ms. Neblett received $165,250 in compensation in fiscal year 2017.

The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or Officer of any affiliate of a Director or Officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The transaction will then be evaluated by the Audit Committee to determine if the transaction is in the Company’s best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, executive officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent shareholders were complied with.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ other non-audit services to the Company is compatible with the accountants’ independence.

The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended February 3, 2018 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended February 3, 2018.

Audit Committee of the Board of Directors
Robert Marks (Chairman)
Martin Hanaka
Michael Nahl

Item 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm for the Company for the fiscal 2018 year. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

The appointment of independent accountants by the Audit Committee is ratified annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

Before appointing KPMG LLP and making its recommendation to the Board that it ratify the appointment of KPMG LLP, the Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission against the firm. Set forth below is a description of the fees billed to the Company by KPMG for fiscal years 2017 and 2016.

The shareholders’ ratification of the appointment of KPMG LLP will not impact the Audit Committee’s responsibility pursuant to its charter, to appoint, replace and discharge the independent auditors. In the event the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Audit Committee.

We are not required to submit the appointment of KPMG LLP for ratification by our shareholders. However, we are doing so as a matter of good corporate practice. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its decision. In any case, our Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in the Company’s best interest and the best interest of our stockholders.

The affirmative votes of the majority of the Company’s outstanding Common Stock present in person or by proxy is required to ratify the appointment of the independent registered accounting firm. Unless otherwise instructed, the proxy holder will vote the proxies received by him “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Fees Paid to Independent Public Accounting Firms

Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by an independent public accounting firm. Such services include comfort letters related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2017 and 2016 totaled $930,000 and $594,000, respectively. Fees for fiscal year 2016 include $95,000 in audit fees related to the etailz acquisition.

Audit-Related Fees. Audit related fees include fees paid by the Company to KPMG LLP in connection with audit related services, including audit services related to employee benefit plan audits. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries were $21,500 and $21,000 for fiscal years 2017 and 2016, respectively.

Other Fees. Other fees paid to KPMG LLP in fiscal year 2017 included $5,000 related to the consent for a Form S-8. Other fees paid to KPMG LLP in fiscal year 2016 included $120,000 related to the acquisition of etailz.

Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. SAXBST LLC was the Company’s primary tax advisor in fiscal year 2017. During fiscal year 2017, tax fees paid to KPMG LLP were $8,000. KPMG LLP didn’t receive any fees for tax services in fiscal 2016.

Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent public accounting firm may provide certain non-audit services which do not impair the firm’s independence. In that regard, the Audit Committee must pre-approve all audit services and non-audit services provided to the Company. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

OTHER MATTERS

Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting.

Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

Financial Statements. The Company’s 2017 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended February 3, 2018, is being sent concurrently to shareholders. If you have not received or had access to the 2017 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2019 must submit the same in writing so as to be received at the executive offices of the Company on or before February 2, 2019. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for June 27, 2018.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit the individuals named as proxies to vote shares represented by properly executed proxies in each individual’s discretion if the Company does not receive notice of the proposal on or before April 30, 2019. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for June 27, 2018.

By Order of the Board of Directors,

Edwin J. Sapienza, Secretary

May 30, 2018

TRANS WORLD ENTERTAINMENT CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

A. FORMATION OF THE AUDIT COMMITTEE

There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Audit Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, usually for one year. Compensation paid to a director, directly or indirectly, by the Company, other than compensation for board and committee services, regardless of the amount is prohibited. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements at the time of their appointment, and at least one member of the Committee shall have accounting or related financial management experience, such that they would be considered a “financial expert” under applicable SEC rules. The Committee shall meet regularly at least four times annually, and special meetings may be called as circumstances require. The Committee will meet annually with management, the director of the internal audit function and the independent accountants in separate executive sessions. In addition, the Committee, will meet with the independent accountants and management quarterly to review the Company’s financials and public filings. The Company shall provide for appropriate funding, as determined by the Committee, for the performance of its duties, including compensation for the Company’s independent auditors and any independent counsel and advisors retained by the Committee.

B. RESPONSIBILITIES OF THE COMMITTEE

The Committee shall assist the corporate directors in fulfilling their responsibility to the Company’s shareholders, potential shareholders and the investment community, with specific attention to the Company’s accounting function, its SEC and NASDAQ reporting practices, and the quality and integrity of the Company’s system of internal and disclosure controls regarding finance, accounting, legal compliance and ethics. It is the responsibility of the Audit Committee to maintain free and open means of communication among the corporate directors, the independent auditors, the internal auditor (if any), general counsel and outside counsel to the Company, and the financial management of the Company.

C. DUTIES OF THE COMMITTEE

In carrying out its responsibilities, the Committee shall:

1. Review the Charter. Review this charter periodically, at least annually, and update it as conditions dictate.

2. Select, authorize and oversee auditors. Have the sole authority to review, select and appoint the independent auditors to audit the books of the Company and its divisions or subsidiaries. Approve the compensation of independent auditors, oversee the work of the independent auditors and resolve disagreements between management and the auditors. Among other things, prior to initially engaging an independent audit firm, the Committee shall receive a written statement consistent with the applicable requirements of the Public Company Accounting Oversight Board (the

“PCAOB”) regarding independent accountants’ communications with the audit committee concerning independence.

3. Authorize and oversee independent counsel. Appoint and approve compensation for independent counsel and advisors, including legal, accounting and other experts, as deemed necessary, to obtain clarifications and opinions on the financial statements, litigation and any other matters as considered necessary.

4. Audit Plan. Meet with the independent auditors and financial management of the Company to review the scope of the proposed external audit for the current fiscal year and the audit procedures to be utilized and, at the conclusion of the audit, review any comments or recommendations of the independent auditors. As part of the audit plan, the Committee shall review the process of assessing the risk of fraudulent financial reporting in any material respect, and the procedures that the independent auditors plan to undertake in the audit. Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

5. Approve non-audit services provided by independent auditors. Approve in advance all non-audit services provided by the independent auditor. Designate at least one member for approval of non-audit services and ratify such approval at the Audit Committee meeting immediately following the approval. Ensure that the Company publicly discloses approval for non-audit services in its periodic reports.

6. Internal Accounting Controls. Review with the independent auditors and the Company’s financial and accounting management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and elicit any recommendations for improvement of the internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Discuss guidelines and policies and govern the process by which risk assessment and management are undertaken.

7. Auditors’ Internal Quality Control. At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, peer review or PCAOB review of the independent auditors, or by any inquiry or by investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues.

8. Accounting Principles. Meet with financial management of the Company concerning any proposed changes in accounting principles of the Company and, subject to review with independent auditors, approve such changes.

9. Related Party Transactions. Review and approve all “related party” transactions with the Company’s directors and officers.

10. Code of Ethics. Review, approve and oversee the Company’s policy statements on ethical corporate conduct and determine whether the views of the Board are sufficiently detailed in the Company’s formal Code of Ethics.

11. Communication. Establish open channels of communication such that the Company’s employees can confidentially and anonymously express their concerns over accounting, internal control or auditing matters. Nominate one director who will receive such concerns. Employees may communicate with the Committee without fear of retaliation or liability for any use of the information provided.

12. Proxy Report. Prepare the Audit Committee report to be included in the Company’s annual proxy statement, as required by the SEC.

13. Internal Audit Function. Review the internal audit function of the Company, including proposed programs for the current year and the coordination of such programs with the independent auditors, with particular attention to maintaining the most effective balance between independent and internal auditing resources.

14. Operating Results. Review, prior to each Committee meeting but no less than quarterly, a summary of the Company’s financial results compared to plan and a revised forecast for the balance of the fiscal year provided by financial management.

15. Review year-end and quarterly financial statements. Review, prior to release, quarterly unaudited and annual audited financial statements, and MD&A, with management and the Company’s independent auditors. Review of the year-end financial statements shall be accompanied by an explanation from management of all significant fluctuations in balance sheet and income statement line items compared to the preceding fiscal year and to plan. The Committee shall review the disclosures contained in the financial statements with the independent auditors to determine that the independent auditors are satisfied with such disclosures and the content of the financial statements to be presented to the shareholders. The Committee shall discuss with management, the press releases and earnings guidance provided to analysts and rating agencies although such discussions need not occur prior to the release or guidance.

16. Review periodic reports. Review and discuss with the management and the independent auditors the SEC filings made by the Company and other published documents containing the Company’s financial statements, with attention to whether the information contained in these documents is consistent with the information contained in the financial statements.

17. Accounting Accruals. Inquire of financial management of the Company about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

18. Private Consultation with Independent Auditors. Make available the independent auditors for private consultation at all meetings of the Committee; the independent auditors should be encouraged by the Committee to evaluate the Company’s financial, accounting and auditing personnel, and describe the level of cooperation that the independent auditors received during the course of the audit. Review all critical accounting policies and practices to be used; discuss with the independent auditors all alternative treatments and disclosures of financial information within accounting principles generally accepted in the United States of America (GAAP), that have been discussed with management, their ramifications and the treatment preferred by the independent auditors; and all other material written communication between the independent auditors and the management. Ensure that independent auditors periodically submit formal written statements (consistent with the applicable requirements of the PCAOB regarding independent accountants’ communications with the audit committee concerning independence) delineating all relationships between the auditor and the Company and discuss any disclosed relationships or services that may impact, or appear to impact, the objectivity and independence of the auditor and recommend that the Board take appropriate action regarding the auditor’s independence. Discuss with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

19. Hiring employees of the Independent Auditor. Set clear hiring policies for employees or former employees of the independent auditors.

20. Review of Legal Matters. Meet at least annually with the appropriate officer of the Company and, if applicable or appropriate in the Committee’s judgment, outside counsel, to review compliance with the Company’s Code of Ethics and other policies and procedures, to discuss legal matters that may have a significant impact on the Company’s financial statements and to review legal compliance matters including security trading policies. The Committee shall cause to be made an investigation into any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, conduct of such an investigation is appropriate.

21. Income Tax Matters. Review once annually the open years on federal income tax returns, whether there are significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.

22. Minutes. Submit minutes of all the meetings of the Committee to the Company’s Board.

23. Letter from Audit Committee Chairman. Submit once annually, at or about the time of the Company’s Annual Meeting of Shareholders, a letter from the Committee Chairman setting forth to the Board a summary of the Committee’s responsibilities and activities.

24. Qualified Legal Compliance Committee. The Committee shall serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) within the meaning of and in accordance with 17 CFR Part 205. In such capacity, the Committee shall meet only as and when required to discharge its QLCC responsibilities.

In its capacity as the QLCC, the Committee shall:

1.

Establish written procedures for the confidential receipt, retention and consideration of reports to the Committee by the appropriate officer of the Company or the Company’s reporting attorneys that credible evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law or at common law, or a similar material violation of any United States federal or state law by the Company or its subsidiaries or by any officer, director, employee or agent of the Company or its subsidiaries has occurred, is ongoing or is about to occur (each, a “Material Violation”).

2.

Inform the appropriate officer of the Company, the Company’s Chief Executive Officer and the Company’s Chairman of the Board of any evidence of a Material Violation that is reported to the Committee (unless the Committee reasonably believes that it would be futile to report such evidence of Material Violation to such persons).

3.	Determine whether an investigation is necessary regarding any evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorneys.

4.

If the Committee determines an investigation is necessary or appropriate in relation to a report of evidence of a Material Violation: (i) notify the Board; (ii) initiate an investigation, which may be conducted either by the appropriate officer of the Company or by outside attorneys; and (iii) retain such additional expert personnel as the Committee deems necessary. At the conclusion of any such investigation: (i) recommend to the Board, by majority vote, that the Company implement an appropriate response to the evidence of a Material Violation; and (ii) inform the appropriate officer of the Company, the Company’s Chief Executive Officer, the Company’s Chairman of the Board and the Company’s Board of Directors of the results of any such investigation and the appropriate remedial measures to be adopted.

5.

Acting by majority vote, take all other appropriate actions to respond to evidence of a Material Violation that is reported to the Committee by the appropriate officer of the Company or reporting attorney, including the authority to notify the Securities and Exchange Commission in the event the Company fails in any material respect to implement the appropriate response that the Committee has recommended the Company to take.

* * * * *

April 2015

Trans World Entertainment Corporation IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on June 27, 2018.

Vote by Internet • Go to www.envisionreports.com/TWMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message
		•	There is NO CHARGE for this call

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR proposal 2.

1. Election of Directors:	01 - James Barba 04 - Martin Hanaka 07 - Michael Reickert	02 - Michael Feurer 05 - Robert Marks 08 - Michael Solow	03 - Robert Galvin 06 - Michael Nahl	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019, as described in the Proxy Statement.	☐	☐	☐	3.	In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

If voting by mail, you must complete Sections A & C and mail in the provided envelope.

1 U P X	+

02UUID

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Trans World Entertainment Corporation

Notice of 2018 Annual Meeting of Shareholders

Trans World Entertainment
38 Corporate Circle
Albany, NY 12203
Proxy Solicited by Board of Directors for Annual Meeting — June 27, 2018

Michael Solow and Edwin J. Sapienza, or any of them (each, a “Proxy” and together the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Trans World Entertainment Corporation to be held on June 27, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1 and FOR Item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)